Exhibit 4.47

Voting Proxy Agreement

This Voting Proxy Agreement (this “Agreement”) is entered into as of June 13, 2016 in Beijing, the People’s Republic of China (“PRC,” for purposes of this Agreement, excluding Hong Kong Macau and Taiwan) by and between:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.

Registered Address: 3/F, Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B:

Yanhong Li, ID No.                                                                          ; and

Hailong Xiang, ID No.

WHEREAS

1.	Party B are citizens of the PRC and shareholders of Beijing Baidu Netcom Science Technology Co., Ltd. (“Baidu Netcom”) owning 100% equity interests in Baidu Netcom (“Party B’s Equity”).

2.

Party B agrees to entrust a PRC company or individual designated by Party A, and Party A agrees to accept such entrustment, based on the terms and subject to the conditions set forth herein, to exercise their rights as shareholders of Baidu Netcom on their behalf.

NOW, THEREFORE, the Parties hereby agree as follows:

1.

Party B hereby agrees to irrevocably entrust the entity or individual designated by Party A to exercise on their behalf all shareholder’s voting rights and other shareholder’s rights empowered by the law and Baidu Netcom’s articles of association at the shareholders’ meeting of Baidu Netcom, including, but not limited to, with respect to the sale, transfer, pledge or disposal of all or part of Party B’s equity interests in Baidu Netcom; convening, attending and presiding over shareholders’ meeting of Baidu Netcom as authorized representative of Baidu Netcom’s shareholder; election and replacement executive director, director, supervisor, manager and other executive officer; considering and approving profit distribution and loss make-up plans of Baidu Netcom; adopting resolution regarding merger, division, liquidation or change of corporate form of Baidu Netcom; deciding upon business strategy and investment plan of Baidu Netcom; and change of articles of association of Baidu Netcom.

2.

Party A agrees to designate an entity or individual permissible by relevant applicable laws to accept the entrustment by Party B granted in Article 1 of this Agreement, and such entity or individual shall exercise Party B’s voting rights and other shareholder’s rights on behalf of Party B pursuant to this Agreement.

3.

Party B hereby agrees and irrevocably acknowledges that, regardless of any change of their equity interests in Baidu Netcom, they shall entrust the entity or individual designated by Party A with all of their shareholder’s voting rights and other shareholder’s rights.

4.

Party B hereby agrees and irrevocably acknowledges that if Party A withdraws the appointment of the relevant entity or individual to whom Party B has entrusted their shareholder’s voting rights and other shareholder’s rights, they will withdraw his entrustment and authorization to such entity or individual and authorize another entity or individual designated by Party A to exercise their shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of Baidu Netcom. During the term of this Agreement, Party B waives and will not exercise any and all rights regarding Party B’s Equity entrusted to Party A under this Agreement.

5.

This Agreement shall be executed by the Parties or their respective legal or authorized representatives and become effective as of the date first written above. This Agreement shall remain permanently valid unless otherwise expressly provided under this Agreement or terminated by Party A in writing. If any Party’s operating term expires within the term of this Agreement, such Party shall timely renew its operating term to enable this Agreement to be continually valid and implementable. If a Party’s application to renew its operating term fails to obtain the approval or consent of any competent authority, this Agreement shall terminate at the expiry of such Party’s operating term, unless such Party has transferred its rights and obligations pursuant to Article 10 hereof.

6.

This Agreement shall remain valid as long as Party B continues to hold any equity interest in Baidu Netcom. During the term of this Agreement, unless otherwise provided by law, Party B may not cancel, early terminate or end this Agreement. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement at any time by sending a written notice to Party B thirty (30) days in advance.

7.

Any amendment to, and/or termination of, this Agreement shall be agreed by the Parties in writing. Any amendment or supplement hereto which is duly executed by the Parties is an integral part of, and shall have equal binding effect with, this Agreement.

8.

Should any provision hereof be held invalid or unenforceable due to its inconsistency with relevant law, such provision shall be deemed invalid only to the extent governed by such law without affecting the validity of the other provisions hereof.

9.

All notices or other correspondences required to be sent by any Party hereunder shall be written in Chinese and delivered to the following addresses of the other Parties or other addresses designated and notified to such Party from time to time by hand, via mail or fax. The notices shall be deemed to have been duly served (a) on the day of delivery if it is sent by hand, (b) on the tenth (10th) day after it is sent by post-prepaid registered airmail (with the day of sending shown on the postmark), or on the fourth day after the notice is handed to an internationally recognized express delivery service; and (c) at the time of receipt shown on the transmission acknowledgement if it is sent via fax.

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing
Attn:	Yanhong Li
Fax:	010-59927435
Tel:	010-58003399

Party B:

Yanhong Li
Address:	Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing
Fax:	010-59927435
Tel:	010-58003399

Hailong Xiang
Address:	Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing
Fax:	010-59927435
Tel:	010-58003399

10.

Except with Party A’s prior written consent, Party B shall not transfer their rights and obligations hereunder to any third party. Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as Party A considers it necessary to do so, in which case Party A only needs to give a written notice to Party B and no further consent of Party B is required.

11.

Both Parties acknowledge and confirm that any oral or written information exchanged between the Parties in connection with this Agreement are confidential, and both Parties shall keep all such information confidential and not disclose any such information to any third person, except for the information which: (a) is known or will be known by the public (not due to an unauthorized disclosure by the Party receiving such information); (b) is required to be disclosed by applicable law or rules or regulations of a stock exchange; or (c) needs to be disclosed to a Party’s legal or financial advisor in connection with the transaction contemplated hereby, provided that such advisor shall be subject to a confidential obligation similar to that provided in this Article. Disclosure by any employee or entity engaged by any Party shall be deemed disclosure by such Party, and such disclosing Party shall be liable for breach of this Agreement. This Article shall survive any invalidity, amendment, termination, dissolution or unenforceability of this Agreement for any reason whatsoever.

12.

(1)	The formation, validity, interpretation, performance, amendment and termination of and resolution of any dispute under this Agreement shall be governed by the laws of the PRC.

(2)

Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall first be resolved by the Parties in good faith through negotiations. If resolution is reached by the Parties, any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing and the language used shall be Chinese. The arbitral award shall be final and binding upon both Parties.

13.

This Agreement, once becoming effective, constitutes the entire agreement and understanding between the Parties with respect to the matters contained herein, and fully supersedes all prior oral and written agreements and understandings between the Parties with respect to the matters contained herein.

14.	This Agreement is made in three originals, with each Party holding one original, and each original shall have the same effect.

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IN WITNESS WHEREOF, each party has executed this Agreement as of the date first written above.

Party A: Baidu Online Network Technology (Beijing) Co., Ltd. (seal)

/s/: Hailong Xiang
Title: Legal Representative

Party B:

/s/: Yanhong Li

/s/: Hailong Xiang